EXHIBIT 5.1

Vorys, Sater, Seymour and Pease LLP

Suite 2000 • Atrium II • 221 East Fourth Street • Cincinnati, Ohio 45201-0236 • Telephone (513) 723-4000 • Facsimile (513) 723-4056

Arthur I. Vorys 1856-1933	IN COLUMBUS 52 East Gay Street	In Washington Eleventh Floor	In Cleveland 2100 One Cleveland Center	In Alexandria 277 South Washington Street	In Akron 106 South Main Street
Lowry F.Sater 1867-1935	Post Office Box 1008 Columbus, OH 43216-1008	1828 L Street, NW Washington, DC 20036-5109	1375 East Ninth Street Cleveland, Ohio 44114-1724	Suite 310 Alexandria, Virginia 22314-3646	Suite 1100 Akron, Ohio 44308-1417
Augustus T. Seymour 1873-1926 Edward L. Pease 1873-1924	Telephone (614) 464-6400 Facsimile (614) 464-6340	Telephone (202) 467-8800 Facsimile (202) 467-8900	Telephone (216) 479-6100 Facsimile (216) 479-6060	Telephone (703) 837-6999 Facsimile (703) 549-4492	Telephone (330) 208-1000 Facsimile (330) 208-1001

(513) 723-4000

April 19, 2006

Board of Directors

NB&T Financial Group, Inc.

48 N. South Street

Wilmington, OH 45177

Ladies and Gentlemen:

We have acted as counsel to NB&T Financial Group, Inc., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof in order to register 270,000 common shares, without par value (the “Common Shares”), under the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for issuance pursuant to awards granted and to be granted under the NB&T Financial Group, Inc. 2006 Equity Plan (the “Plan”).

In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (a) the Registration Statement; (b) the Plan; (c) the Company’s Articles of Incorporation, as amended to date (the “Articles”); (d) the Company’s Code of Regulations, as amended to date and (the “Regulations”); and (e) certain corporate records of the Company, including resolutions adopted by the directors of the Company. We have also relied upon such representations of the officers of the Company and examined such authorities of law as we have deemed relevant as a basis for this opinion. We have also assumed that the Plan will be duly approved by the required vote of the shareholders of the Company, as required by the Plan.

In our examination of the aforesaid documents, we have assumed, without independent investigation, the authenticity of all records, documents and certificates examined by us, the correctness of the information contained in all records, documents and certificates examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates.

We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

As used herein, the phrase “validly issued” means that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Chapter 1701 of the Ohio Revised Code (the “Ohio General Corporation Law”) and the Company’s Articles and Regulations.

Based upon and subject to the foregoing and subject to the qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the 270,000 Common Shares to be registered under the Act for issuance under the Plan, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration prescribed in the Plan and in any award agreements entered into by participants in the Plan with the Company as contemplated by the Plan, pursuant to which such 270,000 Common Shares will be issued under the Plan, will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws.

Members of our firm are admitted to the Bar in the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and of the United States of America.

This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the 270,000 Common Shares covered by the Registration Statement pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or for any other purpose.

Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

Except in connection with the Registration Statement as aforesaid, no portion of this opinion may be quoted or otherwise used by any person without our prior written consent.

Sincerely,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP